Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of People’s United Financial, Inc. of our report dated March 9, 2018 relating to the financial statements, and the effectiveness of internal control over financial reporting of First Connecticut Bancorp, Inc., which appears in First Connecticut Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

August 21, 2018